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                                                                       Exhibit 4

                       P & F INDUSTRIES, INC. AND SUBSIDIARIES
                                      EXHIBIT 4
                          AMENDMENT TO RIGHTS AGREEMENT WITH
                       AMERICAN STOCK TRANSFER & TRUST COMPANY
                       =======================================

    AMENDMENT, dated as of April 11, 1997, by and between P&F Industries, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation (the "Rights Agent").

                                 W I T N E S S E T H

    WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of August 23, 1994 (the "Rights Agreement");

    WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and the Company and the Rights Agent desire to evidence such amendment in writing.

    NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

    1. Amendment of Section l(a). Section l(a) of the Rights Agreement is amended and restated to read as follows:

         (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) Sidney Horowitz and his Associates and Affiliates and (vi) Richard A. Horowitz and his Associates and Affiliates (each of (i) through (vi), an "Exempted Person"); provided, however, that (i) if Sidney Horowitz or his Associates (other than Richard A. Horowitz) or Affiliates shall become the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, each of them shall be then deemed to be an "Acquiring Person" and (ii) if Richard A. Horowitz or his Associates (including Sidney Horowitz) or Affiliates shall become the Beneficial Owner of 46% or more of the shares of Common Stock then outstanding (the "RAH Trigger Amount"), then each of them shall be deemed to be an "Acquiring Person", except that Richard A. Horowitz and his Associates (other than Sidney Horowitz) and Affiliates shall not be deemed to be an "Acquiring Person" as a result of being the Beneficial Owner of shares of Common Stock in excess of the RAH Trigger Amount solely because Sidney Horowitz or his Associates (other than Richard A. Horowitz) or Affiliates are deemed to be an Acquiring Person. Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" as a result of an acquisition of Common Stock by the Company which, by reducing the number of such shares then outstanding, increases


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                       P & F INDUSTRIES, INC. AND SUBSIDIARIES
                                      EXHIBIT 4
                                     (CONTINUED)
                          AMENDMENT TO RIGHTS AGREEMENT WITH
                       AMERICAN STOCK TRANSFER & TRUST COMPANY
                       =======================================

the proportionate number of shares beneficially owned by such Person to 15% (or in the case of Sidney Horowitz 10%, or in the case of Richard A. Horowitz the RAH Trigger Amount) or more of the outstanding Common Stock, except that if such Person, after such share purchases by the Company, becomes the Beneficial Owner of any additional shares of Common Stock, such Person shall be deemed to be an "Acquiring Person;" and (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Stock so that such Person would no longer be an Acquiring Person then such Person shall not be deemed to be an "Acquiring Person." The term "outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then issued and outstanding which such Person would be deemed to beneficially own hereunder.

         2. Effectiveness. This Amendment shall be deemed effective as of April 11, 1997 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms and shall be otherwise unaffected hereby.

         3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


P&F INDUSTRIES, INC.                   AMERICAN STOCK TRANSFER
                                       & TRUST COMPANY
                                            as Rights Agent


By:      /s/ Richard Horowitz          By:       /s/ Herbert J. Lemmer
Name:    Richard Horowitz              Name:     Herbert J. Lemmer
Title:   President                     Title:    Vice President